Exhibit 99.1

RLH CORPORATION REPORTS THIRD QUARTER 2020 RESULTS

Year-Over-Year Franchisee Retention Improved 33%

Launched GuestHouse Extended Stay Brand

DENVER, November 4, 2020 – Red Lion Hotels Corporation (“RLHC”, “Red Lion”, the “Company”) (NYSE: RLH), a hospitality company doing business as RLH Corporation that franchises midscale and economy hotels, today reported third quarter 2020 results and provided an update regarding financial and operational activities.

Third Quarter Financial Results

Red Lion reported a net loss of $(3.1) million, or $(0.12) per share compared to a net loss of $(3.7) million or $(0.15) per share the prior year period. Adjusted EBITDA was $1.5 million compared to $5.9 million for the same period in 2019. Core Adjusted EBITDA, which excludes company operated hotels and reflects Red Lion’s primary franchise business, was $1.2 million, compared to $1.9 million in the prior year third quarter.

Red Lion’s balance sheet remained strong with cash and cash equivalents totaling $34.1 million on September 30.

The 2020 financial results reflect reductions in revenue and Adjusted EBITDA from the sale of four company-owned hotels, franchise agreement terminations, as well as the effects of reduced travel due to COVID-19.

Red Lion CEO John Russell stated, “We are pleased with the performance of our brands in the third quarter as they outperformed their competitive sets on RevPAR index as reported by STR. With our franchisees concentrated in drive-to markets, our hotels benefitted from increased travel during the summer months as shelter-in-place restrictions lifted. To help our franchisees drive future profitability, we have continued to enhance our franchise support, including a new more user-friendly revenue-generating program, expanded marketing opportunities and local sales solutions. Activities such as these contributed to our improved year-over-year franchisee retention.”

Mr. Russell continued, “We are excited that our brand reputation scores have improved across all of our brands, with the strongest gains from Americas Best Value Inn, Canadas Best Value Inn, and Knights Inn. We are also pleased to have our ABVI brand ranked #2 by JD Power for all economy brands. We are focusing our efforts on ensuring the continued success of our franchisees while also maintaining financial discipline through cost controls initiated at the beginning of the year. We are encouraged by our progress particularly in light of the ongoing impact of the pandemic.”

Operating Summary

Through the end of the third quarter, RLHC signed 129 franchise agreements including adding 23 new franchised locations. Progress on ROAR initiatives and the introduction of additional franchise support tools and marketing programs continue to contribute to improved retention rates, with 33% and 26% fewer franchisees leaving the brand than in the prior year third quarter and year to date, respectively. During the quarter, RLHC relaunched GuestHouse International as GuestHouse Extended Stay, targeting efforts to meet demand for longer stays with an economy offering. The Company also launched new franchising initiatives for Americas Best Value Inn and Knights Inn geared toward capitalizing on elevated franchisee movement that typically accompanies industry disruptions such as the current COVID-19 crisis.

Royalties for the third quarter were $4.1 million compared to $5.9 million in the prior year quarter, primarily due to terminated hotel agreements and the impact of COVID-19 on midscale brands, which generally pay royalties and marketing fees as a percentage of gross rooms revenue. Royalty revenue mix for the third quarter of 2020 was 71% from economy hotels and 29% from midscale hotels. The 71% of royalty revenue generated from economy hotels is primarily fixed as a per room, per month rate and therefore is less affected by occupancy.

Selling, general, administrative, and other expenses, which include franchise sales, operations and corporate costs, and bad debt expense were $4.7 million, a 43% improvement from $8.4 million in the year-ago period. The improvement was driven by cost containment efforts initiated earlier in 2020 and lower bad debt expense.

Transaction costs for the quarter were $0.9 million, comprised of fees paid to advisors in connection with exploring strategic alternatives.

Strategic Alternatives

As previously disclosed, RLHC has engaged advisors to review and respond to bona fide inquiries received from parties considering an investment in or acquisition of the Company. The Board remains committed to evaluating strategic alternatives that it believes are in the best interest of shareholders, particularly as RLHC has attracted attention from those who recognize that its portfolio of franchised hotels are located in areas that are less impacted by a reduction in leisure travel, and are well positioned to respond quickly to upticks in travel, especially drive-to travel. RHLC does not intend to discuss or disclose further developments during this process until its Board of Directors has approved a specific action or otherwise determined that further disclosure is appropriate or required.

Balance Sheet and Liquidity

As of September 30, 2020, cash and cash equivalents totaled $34.1 million, a $0.3 million increase from June 30, 2020 and a $2.3 million increase from year-end 2019. The sequential quarter improvement was driven by adjusted EBITDA performance, strong accounts receivable collections, reduced capital and key money outlays, and favorable summer seasonality.

Adjusted free cash flow for the nine months ended September 30, 2020 was $3.0 million as compared to $3.8 million for the nine months ended September 30, 2019. Cash flow from operations was $(4.6) million and $5.0 million for the same periods, respectively. RLHC has $5.6 million of debt on its balance sheet related to a non-recourse mortgage on the Hotel RL Olympia held in a joint venture in which RLHC holds a 55% equity interest.

Red Lion expects to end the year with approximately $30 million of cash on hand. Fourth quarter net cash outflows include capital expenditures, key money as part of signing new franchise agreements, payment of transaction fees, and the usual seasonally lower cash collections. The Company also expects to benefit from favorable working capital as the previously disclosed sales tax settlements and wage settlement payments totaling an estimated $2.0 to $2.5 million are now expected to be paid in 2021.

Webcast and Conference Call

Red Lion’s senior management team plans to host a webcast and conference call to review its financial results at 9:00 a.m. ET, Thursday, November 5, 2020.

The live webcast can be accessed through the Investor Relations section of RLHC’s website http://ir.redlion.com/events-and-presentations/events.

For those unable to access the webcast, the conference call will be accessible domestically or internationally, by dialing 877-407-8289 or 201-689-8341, respectively, and requesting the Red Lion Hotel Corporation Third Quarter 2020 Earnings Conference Call.

A replay of the conference call will be available after 11:30 a.m. ET on Thursday, November 5, 2020 through 11:59 p.m. ET on Thursday, November 19, 2020. To access the replay, listeners may use 877-660-6853 (domestic) or 201-612-7415 (international). The passcode for the replay is 13698294. The recorded replay will be available on the Company’s website for one year after the call date.

About RLH Corporation

Red Lion Hotels Corporation is an innovative hotel company doing business as RLH Corporation, which focuses on the franchising of midscale and economy hotels. The Company strives to maximize return on invested capital for hotel owners across North America through relevant brands, industry-leading technology and forward-thinking services. For more information, please visit the company’s website at www.rlhco.com.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of federal securities law, including statements concerning operational and financial impacts of the COVID-19 pandemic, plans, objectives, goals, strategies, projections of future events or performance and underlying assumptions (many of which are based, in turn, upon further assumptions). The forward-looking statements in this press release are inherently subject to a variety of risks and uncertainties that could cause actual results to differ materially from those expressed. Such risks and uncertainties include, among others, explorations of possible transactions and strategic alternatives; risks associated with our asset light model; relationships with our franchisees and properties; competitive conditions in the lodging industry; economic cycles; changes in future demand and supply for hotel rooms; international conflicts and conditions; impact of government regulations; ability to obtain financing; changes in energy, healthcare, insurance and other operating expenses; ability to sell non-core assets; the extent and duration of the COVID-19 pandemic; dependency upon the ability and experience of executive officers and ability to retain or replace such officers, as well as other risks and uncertainties discussed in the Company’s annual report on Form 10-K for the year ended December 31, 2019, and in other documents filed by the Company with the Securities and Exchange Commission. The forward-looking statements contained herein speak only to the date of this press release. The Company undertakes no obligation to update or revise any forward-looking statements except as required by law.

Social Media:

www.Facebook.com/myhellorewards

www.Twitter.com/myhellorewards

www.Instagram.com/myhellorewards

www.Linkedin.com/company/rlhco

Investor Relations Contact:

Nikki Sacks

Investor Relations

203-682-8263

investorrelations@rlhco.com

RED LION HOTELS CORPORATION

Condensed Consolidated Statements of Comprehensive Loss

(unaudited)

(In thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
Revenue:
Royalty	$4,058	$5,909	$11,999	$17,516
Marketing, reservations and reimbursables	5,271	8,300	15,549	22,632
Other franchise	692	2,016	2,167	3,772
Company operated hotels	3,262	16,633	11,062	43,839
Other	—	5	—	13

Total revenues	13,283	32,863	40,777	87,772
Operating expenses:
Selling, general, administrative and other expenses	4,748	8,401	25,783	22,452
Company operated hotels	2,961	12,673	11,778	36,750
Marketing, reservations and reimbursables	4,594	7,080	14,143	22,088
Depreciation and amortization	2,509	3,636	7,456	11,192
Asset impairment	729	5,382	2,489	5,382
Loss (gain) on asset dispositions, net	107	1	(7,454)	45
Transaction and integration costs	860	201	2,260	436

Total operating expenses	16,508	37,374	56,455	98,345

Operating loss	(3,225)	(4,511)	(15,678)	(10,573)
Other income (expense):
Interest expense	(44)	(1,699)	(599)	(3,690)
Loss on early retirement of debt	—	—	(1,309)	(164)
Other income, net	2	44	249	121

Total other income (expense)	(42)	(1,655)	(1,659)	(3,733)

Loss before taxes	(3,267)	(6,166)	(17,337)	(14,306)
Income tax expense (benefit)	18	486	(586)	676

Net loss	(3,285)	(6,652)	(16,751)	(14,982)
Net loss attributable to noncontrolling interest	148	2,980	1,553	4,040

Net loss and comprehensive loss attributable to RLH Corporation	$(3,137)	$(3,672)	$(15,198)	$(10,942)

Loss per share - basic	$(0.12)	$(0.15)	$(0.60)	$(0.44)
Loss per share - diluted	$(0.12)	$(0.15)	$(0.60)	$(0.44)

Weighted average shares - basic	25,397	25,112	25,311	24,859
Weighted average shares - diluted	25,397	25,112	25,311	24,859

Non-GAAP Financial Measures (1)
EBITDA	$(714)	$(831)	$(9,282)	$576
Adjusted EBITDA	$1,538	$5,899	$(8,517)	$10,624

(1)	The definitions of “EBITDA” and “Adjusted EBITDA” and how those measures relate to net income (loss) are discussed further in this release under Reconciliation of Non-GAAP Financial Measures.

RED LION HOTELS CORPORATION

Condensed Consolidated Balance Sheets

(unaudited)

(In thousands, except share data)

	September 30, 2020	December 31, 2019
ASSETS
Current assets:
Cash and cash equivalents ($1,190 and $1,819 attributable to VIEs)	$33,974	$29,497
Restricted cash ($100 and $2,311 attributable to VIEs)	100	2,311
Accounts receivable ($184 and $1,033 attributable to VIEs), net of an allowance for doubtful accounts of $9,023 and $4,589, respectively	10,772	15,143
Notes receivable, net	424	5,709
Other current assets ($181 and $311 attributable to VIEs)	4,258	5,849

Total current assets	49,528	58,509

Property and equipment, net ($11,079 and $29,848 attributable to VIEs)	32,422	68,668
Operating lease right-of-use assets ($0 and $10,810 attributable to VIEs)	5,000	48,283
Goodwill	18,595	18,595
Intangible assets, net	46,319	48,612
Other assets, net ($0 and $703 attributable to VIEs)	2,762	3,851

Total assets	$154,626	$246,518

LIABILITIES
Current liabilities:
Accounts payable ($186 and $589 attributable to VIEs)	$3,632	$5,510
Accrued payroll and related benefits ($91 and $349 attributable to VIEs)	1,103	2,709
Other accrued liabilities ($223 and $455 attributable to VIEs)	5,309	5,469
Long-term debt, due within one year ($5,588 and $16,984 attributable to VIEs)	5,588	16,984
Operating lease liabilities, due within one year ($0 and $966 attributable to VIEs)	1,521	4,809

Total current liabilities	17,153	35,481

Long-term debt, due after one year, net of debt issuance costs ($0 and $5,576 attributable to VIEs)	—	5,576
Line of credit, due after one year	—	10,000
Operating lease liabilities, due after one year ($0 and $11,938 attributable to VIEs)	4,770	46,592
Deferred income and other long-term liabilities ($0 and $28 attributable to VIEs)	762	1,105
Deferred income taxes	830	743

Total liabilities	23,515	99,497

Commitments and contingencies

STOCKHOLDERS’ EQUITY
RLH Corporation stockholders’ equity
Preferred stock - 5,000,000 shares authorized; $0.01 par value; no shares issued or outstanding	—	—
Common stock - 50,000,000 shares authorized; $0.01 par value; 25,402,241 and 25,148,005 shares issued and outstanding	255	251
Additional paid-in capital, common stock	180,069	181,608
Accumulated deficit	(52,073)	(36,875)

Total RLH Corporation stockholders’ equity	128,251	144,984
Noncontrolling interest	2,860	2,037

Total stockholders’ equity	131,111	147,021

Total liabilities and stockholders’ equity	$154,626	$246,518

RED LION HOTELS CORPORATION

Condensed Consolidated Statements of Cash Flows

(unaudited)

(In thousands)

	Nine Months Ended September 30,
	2020	2019
Operating activities:
Net loss	$(16,751)	$(14,982)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	7,456	11,192
Noncash PIK interest and amortization of debt issuance costs	194	929
Amortization of key money and contract costs	694	997
Amortization of contract liabilities	(458)	(994)
Loss (gain) on asset dispositions, net	(7,454)	45
Loss on early retirement of debt	1,309	67
Asset impairment	2,489	5,382
Deferred income taxes	87	445
Stock-based compensation expense	840	2,503
Provision for doubtful accounts	10,712	1,780
Change in operating assets and liabilities:
Accounts receivable	(1,050)	(2,148)
Key money disbursements	(429)	(665)
Other current assets	1,232	998
Accounts payable	(2,018)	45
Other accrued liabilities	(1,420)	(639)

Net cash provided by (used in) operating activities	(4,567)	4,955

Investing activities:
Capital expenditures	(1,637)	(4,104)
Net proceeds from disposition of property and equipment	36,896	—
Collection of notes receivable	12	262
Advances on notes receivable	(150)	(90)

Net cash provided by (used in) investing activities	35,121	(3,932)

Financing activities:
Borrowings on long-term debt, net of discounts	4,234	32,935
Repayment of long-term debt and finance leases	(21,964)	(22,510)
Repayment of line of credit borrowing	(10,000)	—
Prepayment penalty on long-term debt	(559)	—
Debt issuance costs	—	(692)
Distributions to noncontrolling interest	—	(7,430)
Stock-based compensation awards canceled to settle employee tax withholding	(81)	(2,135)
Stock option and stock purchase plan issuances, net and other	82	217

Net cash provided by (used in) financing activities	(28,288)	385

Change in cash, cash equivalents and restricted cash:
Net increase (decrease) in cash, cash equivalents and restricted cash	2,266	1,408
Cash, cash equivalents and restricted cash at beginning of period	31,808	19,789

Cash, cash equivalents and restricted cash at end of period	$34,074	$21,197

RED LION HOTELS CORPORATION

Additional Hotel Statistics

(unaudited)

A summary of activity relating to our open franchise and company operated hotels by type from January 1, 2020 through September 30, 2020, including the approximate number of available rooms, is provided below:

	Midscale Brand		Economy Brand		Total
	Hotels	Total Available Rooms	Hotels	Total Available Rooms	Hotels	Total Available Rooms
Beginning quantity, January 1, 2020	96	13,500	966	54,200	1,062	67,700
Newly opened	2	100	22	1,200	24	1,300
Change in brand	1	100	(1)	(100)	—	—
Terminated properties	(14)	(2,600)	(116)	(7,200)	(130)	(9,800)

Ending quantity, September 30, 2020	85	11,100	871	48,100	956	59,200

A summary of activity relating to our open midscale franchise and company operated hotels by brand from January 1, 2020 through September 30, 2020 is provided below:

Midscale Brand Hotels	Hotel RL	Red Lion Hotels	Red Lion Inn and Suites	Signature	Other	Total
Beginning quantity, January 1, 2020	9	39	40	4	4	96
Newly opened	—	—	2	—	—	2
Change in brand	—	—	1	—	—	1
Terminated properties	(1)	(7)	(4)	—	(2)	(14)

Ending quantity, September 30, 2020	8	32	39	4	2	85

Ending rooms, September 30, 2020	1,400	6,200	3,000	300	200	11,100

A summary of activity relating to our open economy franchise hotels by brand from January 1, 2020 through September 30, 2020 is provided below:

Economy Brand Hotels	ABVI and CBVI	Knights Inn	Country Hearth	Guest House	Other	Total
Beginning quantity, January 1, 2020	657	232	47	19	11	966
Newly opened	14	8	—	—	—	22
Change in brand	—	—	—	(1)	—	(1)
Terminated properties	(74)	(31)	(4)	(2)	(5)	(116)

Ending quantity, September 30, 2020	597	209	43	16	6	871

Ending rooms, September 30, 2020	31,600	12,800	2,100	1,200	400	48,100

A summary of our executed agreements for the nine months ended September 30, 2020 is provided below:

	Midscale Brand	Economy Brand	Total
Executed franchise license agreements, nine months ended September 30, 2020:
New locations	3	20	23
New contracts for existing locations	6	100	106

Total executed franchise license agreements, nine months ended September 30, 2020	9	120	129

RED LION HOTELS CORPORATION

Reconciliation of Non-GAAP Financial Measures

(unaudited)

Free Cash Flow is a non-GAAP measured defined as net cash provided by or used in operating activities less capital expenditures. The Company believes it is an important liquidity measure that provides useful information to management and investors about the amount of cash generated by the business.

Adjusted Free Cash Flow is a non-GAAP measure defined as Free Cash Flow adjusted to reflect the impact of certain investing or financing cash flows such as acquisitions, proceeds from dispositions of properties, borrowings and repayments of long-term debt, and distributions to non-controlling interests. We believe this information is necessary as reflecting significant cash flows from strategic investing and financing decisions provides the most accurate overall measure of cash generated or used by the business.

Free Cash Flow and Adjusted Free Cash Flow are commonly used measures of performance. We utilize these measures because management finds them a useful tool to calculate more meaningful comparisons of past, present and future cash generation and as a means to evaluate the results of core, ongoing operations. We believe they are a complement to reported net cash provided by (used in) operating activities, investing activities, and financing activities. Free Cash Flow and Adjusted Free Cash Flow are not intended to represent net cash provided by (used in) operating activities, investing activities, or financing activities defined by generally accepted accounting principles in the United States of America (“GAAP”), and such information should not be considered as an alternative to reported information or any other measure of performance prescribed by GAAP. In addition, other companies may calculate Free Cash Flow and, in particular, Adjusted Free Cash Flow differently than we do or may not calculate them at all, limiting the usefulness of Free Cash Flow and Adjusted Free Cash Flow as comparative measures.

The following is a reconciliation of GAAP net cash provided by (used in) operating activities to non-GAAP Free Cash Flow and Adjusted Free Cash Flow for the nine months ended September 30, 2020 and 2019 (in thousands):

	Nine Months Ended September 30,
	2020	2019
Net cash provided by (used in) operating activities	$(4,567)	$4,955
Less: Capital expenditures	(1,637)	(4,104)

Free Cash Flow	(6,204)	851

Net proceeds from disposition of property and equipment	36,896	—
Borrowings on long-term debt, net of discounts	4,234	32,935
Repayment of line of credit borrowing	(10,000)	—
Repayment of long-term debt and finance leases	(21,964)	(22,510)
Distributions to noncontrolling interest	—	(7,430)

Adjusted Free Cash Flow	$2,962	$3,846

RED LION HOTELS CORPORATION

Reconciliation of Non-GAAP Financial Measures

(unaudited)

EBITDA is defined as net income (loss), before interest, taxes, depreciation and amortization. The Company believes it is a useful financial performance measure due to the significance of our long-lived assets and level of indebtedness.

Adjusted EBITDA is an additional measure of financial performance. The Company believes that the inclusion or exclusion of certain special items, such as stock-based compensation and gains and losses on asset dispositions and impairments, is necessary to provide the most accurate measure of core operating results and as a means to evaluate comparative results.

Adjusted EBITDA also excludes the effect of non-cash stock compensation expense. We believe that the exclusion of this item is consistent with the purposes of the measure described below.

EBITDA and Adjusted EBITDA are commonly used measures of performance in the industry. RLH Corporation utilizes these measures because management finds them a useful tool to calculate more meaningful comparisons of past, present and future operating results and as a means to evaluate the results of core, ongoing operations. Our board of directors and executive management team consider Adjusted EBITDA to be a key performance metric and compensation measure. The Company believes the measures are a complement to reported operating results. EBITDA and Adjusted EBITDA are not intended to represent net income (loss) defined by generally accepted accounting principles in the United States of America (“GAAP”), and such information should not be considered as an alternative to reported information or any other measure of performance prescribed by GAAP. In addition, other companies in the industry may calculate EBITDA and, in particular, Adjusted EBITDA differently than the Company does or may not calculate them at all, limiting the usefulness of EBITDA and Adjusted EBITDA as comparative measures.

Non-Core Adjusted EBITDA includes the results of our Company Operated Hotels. Core Adjusted EBITDA is comprised of franchise and all other results, including all Selling, general, administrative and other expenses. Management believes this presentation provides a meaningful comparison of our financial results as Core Adjusted EBITDA represents the results of our Company as a franchise only business.

RED LION HOTELS CORPORATION

Reconciliation of Non-GAAP Financial Measures

(unaudited)

The following is a reconciliation of Core and Non-Core GAAP net income (loss) to Core and Non-Core non-GAAP EBITDA and Adjusted EBITDA for the three months ended September 30, 2020 (in thousands):

	Core	Non-Core	Total
Net loss	$(2,200)	$(1,085)	$(3,285)
Depreciation and amortization	1,997	512	2,509
Interest expense	2	42	44
Income tax expense	18	—	18

EBITDA	(183)	(531)	(714)

Stock-based compensation (1)	265	—	265
Asset impairment (2)	—	729	729
Transaction and integration costs (3)	860	—	860
Employee separation and transition costs (4)	227	—	227
Loss on asset dispositions	3	104	107
Non-income tax expense assessment (5)	64	—	64

Adjusted EBITDA	1,236	302	1,538

Adjusted EBITDA attributable to noncontrolling interests	—	32	32

Adjusted EBITDA attributable to RLH Corporation	$1,236	$334	$1,570

(1)

Costs represent total stock-based compensation for the period. These costs are included within Selling, general, administrative and other expenses and Marketing, reservations and reimbursables on the Condensed Consolidated Statements of Comprehensive Loss.

(2)	During the third quarter of 2020, we recognized an impairment on our Red Lion Hotel Seattle Airport leased property.
(3)	Transaction and integration costs relate primarily to costs incurred with advisors who have been engaged to review and vet inquires received by interested parties.
(4)

The costs primarily relate to severance payments due to our Chief Operating Officer upon the announcement of his departure in September 2020. These costs are included within Selling, general, administrative and other expenses on the Condensed Consolidated Statements of Comprehensive Loss.

(5)

Costs relate to estimated non-income taxes we have concluded we are probable of being assessed. We accrued these estimated taxes in Selling, general, administrative and other expenses on the Condensed Consolidated Statements of Comprehensive Loss.

RED LION HOTELS CORPORATION

Reconciliation of Non-GAAP Financial Measures

(unaudited)

The following is a reconciliation of Core and Non-Core GAAP net income (loss) to Core and Non-Core non-GAAP EBITDA and Adjusted EBITDA for the three months ended September 30, 2019 (in thousands):

	Core	Non-Core	Total
Net loss	$(1,889)	$(4,763)	$(6,652)
Depreciation and amortization	1,859	1,777	3,636
Interest expense	302	1,397	1,699
Income tax expense	486	—	486

EBITDA	758	(1,589)	(831)

Stock-based compensation (1)	941	—	941
Asset impairment (2)	—	5,382	5,382
Transaction and integration costs (3)	37	164	201
(Gain) loss on asset dispositions	(1)	2	1
Non-income tax expense assessment (4)	205	—	205

Adjusted EBITDA	1,940	3,959	5,899
Adjusted EBITDA attributable to noncontrolling interests	—	(660)	(660)

Adjusted EBITDA attributable to RLH Corporation	$1,940	$3,299	$5,239

(1)

Costs represent total stock-based compensation for the period. These costs are included within Selling, general, administrative and other expenses and Marketing, reservations and reimbursables on the Condensed Consolidated Statements of Comprehensive Loss.

(2)	During the third quarter of 2019, we recognized an impairment on our Hotel RL Washington DC joint venture property.
(3)	Transaction and integration costs include incremental expenses incurred for potential and executed acquisitions and dispositions of assets.
(4)

Costs relate to estimated non-income taxes we have concluded we are probable of being assessed. These estimated taxes have been accrued in Selling, general, administrative and other expenses on the Condensed Consolidated Statements of Comprehensive Loss.

RED LION HOTELS CORPORATION

Reconciliation of Non-GAAP Financial Measures

(unaudited)

The following is a reconciliation of Core and Non-Core GAAP net income (loss) to Core and Non-Core non-GAAP EBITDA and Adjusted EBITDA for the nine months ended September 30, 2020 (in thousands):

	Core	Non-Core	Total
Net income (loss)	$(18,028)	$1,277	$(16,751)
Depreciation and amortization	5,655	1,801	7,456
Interest expense	176	423	599
Income tax benefit	(586)	—	(586)

EBITDA	(12,783)	3,501	(9,282)

Stock-based compensation (1)	840	—	840
Asset impairment (2)	—	2,489	2,489
Transaction and integration costs (3)	2,207	53	2,260
Employee separation and transition costs (4)	1,023	—	1,023
Loss on early retirement of debt (5)	223	1,086	1,309
Loss (gain) on asset dispositions (6)	223	(7,677)	(7,454)
Non-income tax expense assessment (7)	298	—	298

Adjusted EBITDA	(7,969)	(548)	(8,517)

Adjusted EBITDA attributable to noncontrolling interests	—	76	76

Adjusted EBITDA attributable to RLH Corporation	$(7,969)	$(472)	$(8,441)

(1)

Costs represent total stock-based compensation for the period. These costs are included within Selling, general, administrative and other expenses and Marketing, reservations and reimbursables on the Condensed Consolidated Statements of Comprehensive Loss.

(2)	In the first and third quarters of 2020, we recognized impairments on our Red Lion Hotel Seattle Airport leased property.
(3)	Transaction and integration costs relate primarily to costs incurred with advisors who have been engaged to review and vet inquires received by interested parties.
(4)

The costs relate to the accrual of severance payments due to our Chief Financial Officer upon her departure in March 2020 and to our Chief Operating Officer upon the announcement of his departure in September 2020, along with two reductions in force that were implemented in the first and second quarters of 2020. These costs are included within Selling, general, administrative and other expenses and Marketing, reservations and reimbursables on the Condensed Consolidated Statements of Comprehensive Loss.

(5)

The loss on early retirement of debt relates to unamortized deferred debt issuance costs and prepayment fees incurred related to the payoff of a secured debt agreement at RL Venture - Olympia and the outstanding balance on our Line of Credit.

(6)	The gain primarily relates to the sale of two properties during the first quarter of 2020.
(7)

Costs relate to estimated non-income taxes we have concluded we are probable of being assessed. We accrued these estimated taxes in Selling, general, administrative and other expenses on the Condensed Consolidated Statements of Comprehensive Loss.

RED LION HOTELS CORPORATION

Reconciliation of Non-GAAP Financial Measures

(unaudited)

The following is a reconciliation of Core and Non-Core GAAP net income (loss) to Core and Non-Core non-GAAP EBITDA and Adjusted EBITDA for the nine months ended September 30, 2019 (in thousands):

	Core	Non-Core	Total
Net loss	$(7,813)	$(7,169)	$(14,982)
Depreciation and amortization	5,542	5,650	11,192
Interest expense	831	2,859	3,690
Income tax expense	676	—	676

EBITDA	(764)	1,340	576

Stock-based compensation (1)	2,503	—	2,503
Asset impairment (2)	—	5,382	5,382
Transaction and integration costs (3)	272	164	436
Employee separation and transition costs (4)	35	—	35
Loss on early retirement of debt (5)	—	164	164
Loss on asset dispositions	—	45	45
Legal settlement expense (6)	—	952	952
Non-income tax expense assessment (7)	531	—	531

Adjusted EBITDA	2,577	8,047	10,624

Adjusted EBITDA attributable to noncontrolling interests	—	(1,665)	(1,665)

Adjusted EBITDA attributable to RLH Corporation	$2,577	$6,382	$8,959

(1)

Costs represent total stock-based compensation for the period. These costs are included within Selling, general, administrative and other expenses and Marketing, reservations and reimbursables on the Condensed Consolidated Statements of Comprehensive Loss.

(2)	During the third quarter of 2019, we recognized an impairment on our Hotel RL Washington DC joint venture property.
(3)	Transaction and integration costs include incremental expenses incurred for potential and executed acquisitions and dispositions of assets.
(4)

The costs relate to a reduction in force that was implemented in the second quarter of 2019. These costs are included within Selling, general, administrative and other expenses on the Condensed Consolidated Statements of Comprehensive Loss.

(5)

The loss on early retirement of debt relates to unamortized deferred debt issuance costs and prepayment fees incurred related to the payoff of a mortgage loan at RLS DC Venture, which was replaced through a new mortgage loan with a different lender.

(6)

Legal settlement expense relates to a settlement agreement with current and former hotel workers regarding a wage dispute in California. This expense is included in Company operated hotels expense on the Condensed Consolidated Statements of Comprehensive Loss.

(7)

Costs relate to estimated non-income taxes we have concluded we are probable of being assessed. These estimated taxes have been accrued in Selling, general, administrative and other expenses on the Condensed Consolidated Statements of Comprehensive Loss.